Exhibit 99.1

NEWS RELEASE

Release Date:     Tuesday, December 10, 2013

Release Time: Immediate

Contact:     Michael R. Kallet, President & CEO

Phone:     (315) 366-3701

Maneen and Stickels named to Oneida Financial Corp. Board
Oneida, NY, December 10, 2013 - Oneida Financial Corp. (NASDAQ: ONFC) (“Oneida”), the parent company of The Oneida Savings Bank is proud to announce that the Board of Directors unanimously approved the addition of Daniel L. Maneen and Eric E. Stickels to the Board. Concurrently, the Oneida Financial Corp. Board of Directors established the full board composition to be a total of twelve (12) members with the additions of Maneen and Stickels.
Daniel Maneen is the President and Chief Executive Officer of Griffiss Utility Services Corporation, a not for profit, New York State regulated utility that provides energy in the form of steam and electricity to approximately 70 businesses employing over 6,200 people located at the Griffiss Business and Technology Park in Rome NY. Prior to joining Griffiss Utility Services Corporation, Dan was with Revere Copper Products, Inc., Rome, NY and Alcan Rolled Products in Oswego, New York holding staff positions in engineering, and both managerial and executive positions at their corporate headquarters and manufacturing facilities. Mr. Maneen holds a Bachelor’s Degree in Mechanical Engineering and a Master’s Degree in Business and Policy Studies. In addition to belonging to a number of professional, technical, and engineering societies, Dan has been on the Board of Directors for Multiple Intervenors for several years, serving as Board Chair and on the Finance Committee for the last 3 years. Dan was Chairman of the Board for GUSC prior to vacating his position to accept the position as President. Maneen is presently an active member of the NYS Business Council’s Large Energy Consumers Working Group. Dan is a former member and line officer of the Clay Volunteer Fire Department and the Sherrill-Kenwood Volunteer Fire Department, Consumer Advocates for Sustainable Energy, MV EDGE Energy Committee, as well as the Rome Area Chamber of Commerce Energy Advisory Committee and Sherrill Rotary. Dan and his family reside in Sherrill, New York.
Eric Stickels is the Executive Vice President, Secretary and Chief Financial Officer of Oneida Financial Corp. and was appointed President and Chief Operating Officer of Oneida Savings Bank in 2011. Mr. Stickels has been associated with Oneida Savings Bank since 1982 and a member of senior management since 1986. Mr. Stickels holds a Bachelor’s Degree in Economics and Finance. Mr. Stickels is a director and Vice Chairman of all Oneida Savings Bank subsidiary corporation boards and also Treasurer and a board member of Oneida Savings Bank Charitable Foundation. Mr. Stickels is actively involved in his community and beyond through numerous board positions including elected Treasurer and member of the executive committee of NYSARC, Inc., a statewide non-profit provider of services for individuals with intellectual and other developmental disabilities, from 2002-2011. Eric resides with his family in Oneida, New York.
Maneen and Stickels will also serve on the board of Oneida Savings Bank as directors. The initial appointment of both to the board of directors of Oneida Financial Corp. will expire on the date of the Annual Meeting of Shareholders scheduled for May 6, 2014 at which time the new directors will be presented for election.

Oneida Financial Corp. reported total assets at September 30, 2013 of $713.5 million and shareholders’ equity of $89.6 million. The Company’s wholly owned subsidiaries include The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank; State Bank of Chittenango, a state chartered limited-purpose commercial bank; Bailey Haskell & LaLonde Agency, an insurance and risk management company; Benefit Consulting Group, an employee benefits consulting and retirement plan administration firm; Workplace Health Solutions, a risk management company specializing in workplace injury claims management and Oneida Wealth Management, an investment services firm. Oneida Savings Bank was established in 1866 and operates eleven full-service banking offices in Madison and Oneida counties.